Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports 37% Increase in Profitability for the Three Months Ended March 31, 2013

and Announces Quarterly Dividend

GEORGETOWN, MASSACHUSETTS, April 26, 2013 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended March 31, 2013 of $209,000, or $.11 per basic and diluted share, compared to net income of $153,000, or $.08 per basic and diluted share, for the three months ended March 31, 2012.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report a 37% increase in net income on a quarter over quarter basis, driven by an expansion of our net interest margin and mortgage banking income. Additionally, our asset quality continues to be strong, as non-performing assets declined from 1.60% of total assets at December 31, 2012 to 1.45% at March 31, 2013. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

The Company’s Board of Directors also declared a regular quarterly cash dividend of $0.04 per share of common stock. The dividend will be paid on or about May 21, 2013, to stockholders of record as of the close of business on May 7, 2013.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Period Ended	Year Ended
	March 31, 2013	December 31, 2012
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$211,329	$211,602
Cash and cash equivalents	4,765	6,789
Loans receivable, net	182,826	180,599
Allowance for loan losses	1,741	1,780
Investment securities (1)	10,658	9,778
Deposits	146,623	154,439
Borrowings	31,100	23,600

Total stockholders’ equity	30,467	30,563
Stockholders’ equity to total assets at end of period	14.42%	14.44%
Total shares outstanding	1,942,514	1,940,259

Asset Quality Data:
Total non-performing loans	$2,797	$3,175
Other real estate owned	269	203
Total non-performing assets	3,066	3,378
Non-performing loans to total loans	1.52%	1.74%
Non-performing assets to total assets	1.45%	1.60%
Allowance for loan losses to non-performing loans	62.25%	56.06%
Allowance for loan losses to total loans	0.94%	0.98%
Loans charged off	$132	$386
Recoveries on loans previously charged off	3	142

	Three Months Ended
	March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,212	$2,321
Interest expense	295	502
Net interest and dividend income	1,917	1,819
Provision for loan losses	90	64
Net interest and dividend income after provision for loan losses	1,827	1,755
Non-interest income	621	283
Non-interest expense	2,111	1,805
Income before income taxes	337	233
Income tax provision	128	80
Net income	$209	$153

Net income per share: basic (2)	$0.11	$0.08
Net income per share: diluted (2)	$0.11	$0.08

Performance Ratios:
Return on average assets	0.40%	0.30%
Return on average equity	2.75%	2.99%
Interest rate spread	3.67%	3.60%
Net interest margin	3.83%	3.79%
Efficiency ratio (3)	83.17%	85.92%
Non-interest expense to average total assets	4.05%	3.60%

(1)         Does not include Federal Home Loan Bank Stock of $2.6 million and $2.9 million at March 31, 2013 and December 31, 2012, respectively.

(2)         2012 adjusted to reflect 0.72014 exchange ratio in connection with second-step conversion completed July 11, 2012.

(3)         The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

END